                                                               EXHIBIT 99.(b)(1)

[LETTERHEAD OF FIRST UNION NATIONAL BANK OF VIRGINIA]

[FIRST UNION LOGO]

                                                      April 1, 2000

Mr. Kenneth H. Trout
Executive Vice President
Rosemore Holdings, Inc.
One North Charles Street
Suite 2300
Baltimore, MD 21201

Re: Loan Commitment to Rosemore Holdings, Inc.

Dear Ken:

First Union National Bank ("First Union") is pleased to offer you a commitment to lend on the following terms and conditions:

BORROWER:
Rosemore Holdings, Inc. ("Borrower").

FACILITY:
$125,000,000 Revolving Credit. Initial advances limited to 75% of the market value of the collateral to be held at FUNB. Defined "purpose loans" will be governed by Reg U requirements. This is an increase from the previously approved $50,000,000.

PURPOSE:
A) To finance working capital, investments in securities, and general corporate purposes. Investments will be principally in various oil and gas business ventures.

B) To issue standby letters of credit ("SBLC") in support of Crown Central Petroleum's letter of credit needs under its credit facility with Congress Financial, up to $50MM, reserved. Congress Financial will be the beneficiary on the L/Cs.

MATURITY:
364-days from closing (5/30/01). SBLC term not to exceed 1 year or 120 days beyond expiration of the line - no auto-renew provision in the SBLC.

COLLATERAL:
First perfected lien on restricted custody accounts in First Union's trust department (DTC-registered) that holds certain publicly traded shares (as listed in Annex A) owned by Borrower.

MARGIN CALL:
Advances for L/Cs under the facility will be governed by a 75% advance on the stock held at First Union, with margin calls at anything above 75% LTV, subject to a 5-day cure period. The stock will be valued on a daily basis by Portfolio Management when L/Cs are outstanding. Initially, 1,700,000 shares will be held in the collateral account.

Advances for acquisitions/purpose loans under the facility will be governed by a 50% initial advance on the stock held at FUNB, with margin calls at an 85% LTV, subject to a 5-day cure period. The loan may be remargined at 50% when new advances are made for this purpose.

GUARANTOR:
Rosemore, Inc. (parent company to Borrower)

PRICING: Borrower's Option
A. Rate: Libor Market Index Rate, as that rate may change from day to day, plus the number of basis points set forth in Annex B. "LIBOR Market Index Rate", for any day, is the rate (rounded to the next higher 1/100 of 1%) for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, for such day, provided, if such day is not a London business day, the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

   The LIBOR Market Index Rate should not be confused with traditional LIBOR pricing. The LIBOR Market Index Rate functions similarly to Prime pricing; that is, LIBOR is acting as an index that may be adjusted daily and is not fixed for 1, 3 or 6 month intervals. However, since the index is based on 1 month LIBOR, it may provide a lower rate of interest to the Borrower than an index tied to the Bank's Prime.

B. The interest rate will be 1-month LIBOR plus the number of basis points set forth in Annex B. "LIBOR" is the rate for U.S. dollar deposits of that many months maturity as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant interest period begins (or if not so reported, then as determined by the Bank from another recognized Bank or interbank quotation).

Addditional Fees. The upfront fee, the unused fee and the L/C fee are set forth in Annex C.

FINANCIAL STATEMENTS:
Annual Financial Statements. The Borrower will deliver to First Union, within 120 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flow, with supporting schedules; all on a consolidated and consolidating basis and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a consistent basis with that of the preceding year.

Periodic Financial Statements. The Borrower will also provide unaudited management-prepared quarterly financial statements, including, without limitation, a balance sheet, profit and loss statement, and statement of cash flows, with supporting schedules. Such statements will be provided to First Union within 60 days after the end of each quarter and will be on a consolidating and consolidated basis as applicable.

COVENANTS:
Cross-default to $1.5MM RC w/Rosemore, Inc. and other debt greater than $1.5MM.

DOCUMENTS:
The loan will be evidenced by documents prepared by outside counsel engaged by First Union National Bank.

COSTS:
Borrower will pay all costs, expenses and fees associated with this transaction. First Union's attorneys' fees will generally be based on the time and labor required, the novelty and difficulty of the questions raised by the transaction contemplated hereunder, the skill required to perform the services, the customary fee charged for similar services, and the time limitations imposed for performance.

The preceding terms and conditions are not exhaustive, and this commitment is subject to certain other terms and closing conditions customarily required by First Union for similar transactions. First Union may be referred to as "Bank" in this commitment letter and other related documents. This commitment will expire unless it is closed on or before May 30, 2000. This commitment letter shall not survive closing.

Borrower represents and agrees that all financial statements and other information delivered to First Union are correct and complete. No material adverse change may occur in, nor may any adverse circumstance be discovered as to, the business or financial condition of the Borrower prior to closing. First Union's obligations under this commitment are conditioned on the fulfillment to First Union's sole satisfaction of each term and condition referenced by this commitment.

This commitment supersedes all prior commitments and proposals with respect to this transaction, whether written or oral, including any previous loan proposals made by First Union or anyone acting with its authorization. No modification shall be valid unless made in writing and signed by an authorized officer of First Union. This commitment is not assignable, and no party other than Borrower shall be entitled to rely on this commitment.

Please indicate your acceptance of this offer and the terms and conditions contained herein by signing below and returning one executed copy of this commitment letter to the undersigned. This offer of commitment shall expire unless the acceptance is received by the undersigned on or before May 16, 2000.

CONFIDENTIALITY:
This commitment letter is a confidential document between First Union and the Borrower and its representatives. It is not to be shared with any third party without prior written consent of First Union.

Thank you for allowing First Union to be of service. Please do not hesitate to call me if I may be of further assistance.

Sincerely,

FIRST UNION NATIONAL BANK

By: /s/ Eileen Iciek
   --------------------
Eileen Iciek
Assistant Vice President
Commerical Underwriting
703-760-5479


ACCEPTANCE OF LOAN COMMITMENT:

The above commitment is agreed to and accepted on the terms and conditions provided in this letter.

Rosemore Holdings, Inc.

By: /s/ Kenneth H. Trout                   May 15, 2000
   -------------------------               ------------
   Kenneth H. Trout                        Date
   Executive Vice President


                                       3